UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 24, 2006

UPSTREAM BIOSCIENCES INC.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-50331

(Commission File Number)

98-0371433

(IRS Employer Identification No.)

806-699 Cardero Street, Vancouver, British Columbia, Canada, V6G 3H7

(Address of principal executive offices and Zip Code)

604.288.8376

Registrant's telephone number, including area code

305-1338 W. Broadway Street, Vancouver, British Columbia, Canada, V6H 1H2

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

As used in this current report, the terms “we”, “us” and “our” refer to Upstream Biosciences Inc.

On February 24, 2006, we entered into an amended and restated share exchange agreement with Upstream Biosciences Inc., a private Canadian corporation (“Priveco”), the selling shareholders of Priveco and Steve Bajic. The amended and restated agreement restated and terminated the share exchange agreement dated February 3, 2006 that was entered into amongst the same parties.

The prior share exchange agreement dated February 3, 2006 contemplated that we would acquire all 6,000,000 issued and outstanding common shares of Priveco, in exchange for the issuance by our company of 18,000,000 common shares to the selling shareholders of Priveco on the basis of three common shares of our company for every one common share of Priveco. As a result of good faith negotiations amongst the parties, the parties to the share

2

exchange agreement agreed to enter into the amended and restated agreement to, among other changes, increase the number of common shares offered for all of the issued and outstanding common shares of Priveco.

As a result of such negotiations, the parties entered into the amended and restated agreement which terminated the share exchange agreement. Pursuant to the terms of the amended and restated agreement, we agreed to acquire all 6,000,000 issued and outstanding common shares of Priveco in exchange for the issuance by our company of 24,000,000 common shares to the selling shareholders of Priveco on the basis of four common shares of our company for every one common share of Priveco. A copy of the amended and restated agreement is attached hereto as Exhibit 2.1

Priveco is a development stage company that discovers SNP based genetic markers for use in determining a patient’s susceptibility to disease and predicting a patient’s response to drugs. Priveco’s business strategy is to license its intellectual property in the areas of disease susceptibility, biomarker identification, and drug response in regards to cancer. Priveco markets its technology primarily to companies that develop and market diagnostic products.

Conditions Precedent to the Closing of the Amended and Restated Agreement

The closing of the amended and restated agreement is subject to the satisfaction of conditions precedent to closing as set forth in the amended and restated agreement including the following:

1.	our company and Priveco will receive a duly executed copy of a legal opinion from each other as contemplated by the amended and restated agreement;
2.	our company and Priveco will receive duly executed copies of all third-party consents and approvals contemplated by the amended and restated agreement;
3.	no material adverse effect will occur with the business or assets of our company or Priveco since the effective date of the amended and restated agreement;
4.

no suit, action or proceeding will be pending or threatened which would: (i) prevent the consummation of any of the transactions contemplated by the amended and restated agreement, or (ii) cause the transaction to be rescinded following the consummation;

5.	Priveco will have no more than 6,000,000 shares issued and outstanding on the closing date of the amended and restated agreement;
6.	our company will have no more than 20,300,000 issued and outstanding common shares on the closing date of the amended and restated agreement;
7.	our company and Priveco will be reasonably satisfied with their respective due diligence investigation of each other;
8.	our company will appoint a consultant to provide our company and Priveco with financial advisory services;
9.	our company will enter into employment contracts with Joel Bellenson and Dexster Smith;
10.	our company will appoint Joel Bellenson and Dexster Smith to the board of directors;
11.

Clark Wilson LLP, as counsel for our company, will have received $1,000,000 in trust pursuant to the issuance of a convertible debenture, $500,000 of which will be released to Priveco on the closing of the amended and restated agreement with the remaining $500,000 to be released to Priveco pursuant to the terms and conditions of the convertible debenture; and

12.

Joel Bellenson and Dexster Smith, as owners of two provisional patent applications, will have assigned all right, title and interest of the patents to Priveco on or prior to the closing date in accordance with the terms

3

and conditions of an assignment agreement, to be entered into among Joel Bellenson, Dexster Smith and Priveco.

Due to conditions precedent to closing, including those set out above, and the risk that the conditions precedent will not be satisfied, there is no assurance that our company will complete the share exchange as contemplated in the amended and restated agreement.

Item 1.02	Termination of a Material Definitive Agreement

On February 24, 2006, our company entered into an amended and restated agreement which, among other things, terminated the share exchange agreement dated February 3, 2006. Please see Item 1.01 for a description of the circumstances surrounding the termination of the share exchange agreement. Our company did not incur any penalties in connection with the termination of the share exchange agreement.

Item 9.01	Financial Statements and Exhibits
2.1	Amended and Restated Share Exchange Agreement dated February 24, 2006, among our company, Priveco, the selling shareholders of Priveco as set out in the amended and restated agreement and Steve Bajic.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UPSTREAM BIOSCIENCES INC.

By: /s/ Steve Bajic

Steve Bajic
President, Secretary, Treasurer and Director

Dated: February 27, 2006